EXHIBIT 99.1

SMTP, Inc. Announces $0.12 Per Share Dividend

NASHUA, N.H., Feb. 13, 2014 (GLOBE NEWSWIRE) -- SMTP, Inc. (SMTP), a global provider of email delivery services, today reported that its Board of Directors has declared a quarterly dividend of $0.12 per common share to shareholders of record at the close of business on February 24, 2014. The dividend will be paid on March 3, 2014. The $.12 per share dividend reflects the 1-for-5 reverse split that became effective on December 26, 2013.

When initiating its dividend program in 2012, the company indicated its intent to return approximately 80%-90% of quarterly earnings to investors in the form of dividends. The company has applied that dividend policy throughout 2012 and 2013.

The company closed on a $10M public offering of 1.6 million new shares of common stock on February 6, 2014, and expects to close on the $1.5M over-allotment option granted to the underwriters for an additional 240,000 shares on February 18, 2014. These transactions have increased the number of shares of company common stock outstanding by over 50%, which creates a situation where the dividend paid will exceed quarterly cash flow from operations. While this dividend declaration does not adhere to the company's previously published dividend policy, the company's Board of Directors considers it to be in the best interest of its shareholders to maintain a $0.12 per share dividend on the company's common stock for the foreseeable future.

About SMTP, Inc.

SMTP is a leading provider of services to facilitate email delivery, with a focus on marketing email delivery, but also supporting bulk and transactional sending, reputation management, compliance auditing, abuse processing and issue resolution. Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves.

SMTP, Inc. is a dividend-paying, publicly-traded company headquartered in Las Vegas, Nevada, and can be found on the web at http://www.smtp.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.

Contact:

Investor Contact:
Lewis Moorehead
Chief Financial Officer
SMTP, Inc.
617-500-0122